UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2008

SYNNEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31892	94-2703333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44201 Nobel Drive Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 656-3333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 21, 2008, SYNNEX Corporation (the “Company”) sold an additional $18.75 million aggregate principal amount of its 4.0% Convertible Senior Notes due 2018 (the “Option Notes”) in a private placement to Banc of America Securities LLC, UBS Securities LLC and Raymond James & Associates, Inc. (the “Initial Purchasers”) pursuant to the exercise in full of an option granted to the Initial Purchasers. As previously reported, on May 12, 2008, the Company sold $125.0 million aggregate principal amount of its 4.0% Convertible Senior Notes due 2018 (together with the Option Notes, the “Notes”) in a private placement to the Initial Purchasers.

The Notes are governed by an indenture, dated as of May 12, 2008 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). A copy of the Indenture (including the form of the notes) was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 16, 2008 and is incorporated by reference herein. The descriptions of the Indenture and the Notes in this report are summaries and are qualified in their entirety by reference to the full text of the Indenture and the form of the note included therein, a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 16, 2008 and is incorporated by reference herein.

The Notes bear interest at a rate of 4.0% per annum. Interest on the Notes will be payable in cash semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2008. In addition, the Company will pay contingent interest in respect of any six-month period from May 15 to November 14 or from November 15 to May 14, with the initial six-month period commencing May 15, 2013, if the trading price of the Notes for each of the ten trading days immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the Notes. During any interest period when contingent interest is payable, the contingent interest payable per Note will equal 0.55% of the average trading price of the Notes during the ten trading days immediately preceding the first day of the applicable six-month interest period. The Notes will mature on May 15, 2018, subject to earlier redemption, repurchase or conversion.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date for such Notes under the following circumstances: (1) during any fiscal quarter after the fiscal quarter ending August 30, 2008 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is equal to or more than 130% of the conversion price of the Notes on the last day of such preceding fiscal quarter; (2) during the five business-day period after any five consecutive trading-day period (the “Measurement Period”) in which the trading price per $1,000 principal amount of the Notes for each day of that Measurement Period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate of the Notes on each such day; (3) if the Company has called the particular Notes for redemption, until the close of business on the business day prior to the redemption date; or (4) upon the occurrence of certain corporate transactions. In addition, holders may also convert their Notes at their option at any time beginning on November 15, 2017, and ending at the close of business on the business day immediately preceding the maturity date for the Notes, without regard to the foregoing circumstances. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Common Stock or a combination thereof at the Company’s election. The initial conversion rate for the Notes will be 33.9945 shares of Common Stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $29.42 per share of Common Stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest, including any additional interest and any contingent interest.

Following certain corporate transactions that occur prior to May 20, 2013, the Company will increase the applicable conversion rate for a holder who elects to convert its Notes in connection with such corporate transactions by a number of additional shares of Common Stock.

The Company may not redeem the Notes prior to May 20, 2013. The Company may redeem the Notes, in whole or in part, for cash on or after May 20, 2013, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to (including any additional interest and any contingent interest), but excluding, the redemption date.

Holders may require the Company to repurchase all or a portion off their Notes for cash on May 15, 2013 at a purchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to (including any additional interest and any contingent interest), but excluding, the repurchase date. If the Company undergoes a fundamental change, holders may require it to purchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to (including any additional interest and any contingent interest), but excluding, the fundamental change repurchase date.

The Indenture contains customary events of default. Events of default include the following: (1) default in any payment of interest, including any additional interest or any contingent interest, on any Note when due and payable, and the default continues for a period of 30 days; (2) default in the payment of principal of any Note when due and payable at its stated maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise; (3) the Company’s failure to comply with its obligation to convert the Notes into Common Stock, cash or a combination of cash and Common Stock, as applicable, upon exercise of a holder’s conversion right; (4) the Company’s failure to comply with its obligations in the event of certain consolidations, mergers and sale of assets; (5) the Company’s failure to issue a fundamental change notice within a specified timeframe after such notice becomes due in accordance with the terms of the Indenture; (6) the Company’s failure for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of its other agreements contained in the Notes or the Indenture; (7) default by the Company or any of its subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $20.0 million in the aggregate of the Company and/or any of its subsidiaries resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by the Company or such subsidiary; (8) a final judgment for the payment of $20.0 million or more rendered against the Company or any of its subsidiaries and such amount is not covered by insurance or an indemnity or not discharged or stayed within specified timeframes; or (9) certain events of bankruptcy, insolvency, or reorganization relating to the Company or any of its subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Securities Exchange Act of 1934 (the “Exchange Act”)) or any group of the Company’s subsidiaries that in the aggregate would constitute a “significant subsidiary”.

For the first 180 days immediately following any violation of: (1) any obligations the Company may be deemed to have pursuant to section 314(a)(1) of the Trust Indenture Act (which relates to the requirement that the Company file with the Trustee its annual reports and other information presently filed by the Company under the Exchange Act) or (2) the Company’s obligation to provide the Trustee with a copy of reports it must file with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) of the Exchange Act no later than 15 days after those reports must be filed with the SEC, the Notes shall accrue additional interest at a rate per year equal to 0.25% of the outstanding principal amount of the Notes, payable semi-annually at the same time and same manner as regular interest on the Notes.

The Notes will rank equally in right of payment with all the Company’s existing and future unsecured senior debt and are senior in right of payment to the Company’s debt that is expressly subordinated to the Notes, if any. The Indenture does not limit the amount of debt that the Company or its subsidiaries may incur. The Notes will effectively rank junior to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will also be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables) of the Company’s subsidiaries.

In reliance upon recent changes to registration requirements, the Company does not intend to file a shelf registration statement for the resale of the Notes or any Common Stock issuable upon conversion of the Notes. As a result, holders may only resell their Notes or Common Stock pursuant to an exemption from the registration requirements of the Securities Act. The Company will make a one time payment of 0.25% on the Notes (the “Additional Interest”) if at any time during the six month period to one year period following the original issuance date of the Notes, the Company fails to timely file any document or report that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (other than reports on Form 8-K) or the Notes are not otherwise freely tradable by holders other than the Company’s affiliates. The Additional Interest will be payable on the interest payment date following the late filing.

The Notes and the underlying Common Stock issuable upon conversion of the Notes are subject to certain restrictions on transfer.

Item 3.02.	Unregistered Sales of Equity Securities.

As described in Item 2.03 of this Current Report on Form 8-K, the Company sold $18.75 million aggregate principal amount of the Option Notes to the Initial Purchasers in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the “Securities Act”). The Initial Purchasers then sold or intend to sell the Option Notes to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers. The Option Notes and the shares of the Common Stock issuable in certain circumstances upon conversion of the Option Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The net proceeds from the offering of the Option Notes, after deducting the Initial Purchasers’ discount, were approximately $18.28 million. The Initial Purchasers received an aggregate discount of approximately $0.47 million in connection with the offering of the Option Notes. The Company intends to use the proceeds from the offering of the Option Notes for general corporate purposes and to reduce outstanding balances under certain credit arrangements.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture related to the 4.0% Convertible Senior Notes due 2018, dated as of May 12, 2008, between SYNNEX Corporation and U.S. Bank National Association, as trustee (including form of 4.0% Convertible Senior Note due 2018) (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 16, 2008).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2008

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Simon Y. Leung General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture related to the 4.0% Convertible Senior Notes due 2018, dated as of May 12, 2008, between SYNNEX Corporation and U.S. Bank National Association, as trustee (including form of 4.0% Convertible Senior Note due 2018) (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 16, 2008).